Filed Pursuant to Rule 424(b)(3)

File No. 333-183001

STATION CASINOS LLC

SUPPLEMENT NO. 3 TO
MARKET MAKING PROSPECTUS DATED OCTOBER 19, 2012

THE DATE OF THIS SUPPLEMENT IS FEBRUARY 11, 2013

On February 11, 2013, Station Casinos LLC filed the attached Current Report on Form 8-K.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 5, 2013

STATION CASINOS LLC
(Exact name of registrant as specified in its charter)

Nevada	000-54193	27-3312261
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1505 South Pavilion Center Drive, Las Vegas, Nevada 89135
(Address of principal executive offices)

Registrant's telephone number, including area code: (702) 495-3000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

As previously disclosed, subsidiaries of Station Casinos LLC (the “Company”) have entered into development and management agreements with the North Fork Rancheria of Mono Indians (the “Mono”), a federally recognized Indian tribe, pursuant to which the Company has agreed to assist the Mono in developing, financing and operating a gaming and entertainment facility to be located in Madera County, California. As also previously disclosed, on December 3, 2012, the Bureau of Indian Affairs of the United States Department of the Interior (the “DOI”) published in the Federal Register a Notice of Final Agency Determination, dated November 26, 2012, to take 305 acres in Madera County (the “Site”) into trust for gaming purposes for the benefit of the Mono.

On February 5, 2013, the DOI accepted the Site into trust on behalf of the Mono for the development of the project. In connection with the DOI accepting the Site into trust, the terms of the development and management agreements with the Mono were amended. Subject to the approval of the National Indian Gaming Commission, the management agreement was amended to increase the management fee that the Company will receive from 24% to 30% of the facility's net income. The tribal-state Class III gaming compact (the “Compact”) between the State of California and the Mono remains subject to the ratification of the California legislature and the DOI must then either approve the Compact or otherwise allow it to become effective by operation of law. Once effective, the Compact will regulate gaming at the Mono's proposed gaming project at the Site. The Compact provides for the Mono to operate up to 2,000 Class III slot machines at the proposed project. No assurances can be provided as to whether the California legislature will ratify the Compact, or whether the DOI will approve the Compact or otherwise allow it to become effective.  The timing and feasibility of the project are dependent upon the receipt of the necessary governmental and regulatory approvals and there can be no assurances as to when or if the necessary approvals will be obtained.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Station Casinos LLC
Date: February 11, 2013	By:	/s/ Marc J. Falcone
Marc J. Falcone Executive Vice President and Chief Financial Officer